Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – November 13, 2003

For Immediate Release	Contact:	Richard A. Hayne
Chief Executive Officer
(215) 564-2313

Urban Outfitters Reports a 76% Increase in Q3 Earnings

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company doing business under the Anthropologie, Free People and Urban Outfitters brands, today announced record earnings of $14.1 million for the third quarter ended October 31, 2003, a 76% increase over the comparable quarter last year. Third quarter earnings per diluted share rose to $0.35 this year versus $0.20 in the prior year.

As reported earlier, net sales for the quarter increased by 29% to a record $142.3 million. This increase over the prior year was fueled by:

•	A 23% increase in the number of stores in operation
•	A 17% increase in total Company comparable store sales
•	A 48% increase in direct-to-consumer sales

During the quarter, comparable store sales rose 15% at Urban Outfitters Retail and 19% at Anthropologie Retail, as compared to increases of 8% and 15%, respectively, for the same period in the prior year. New and noncomparable store sales increases for the quarter totaled $13.2 million.

“Our Retail brands and Direct businesses produced truly outstanding results in the third quarter,” said Richard A. Hayne, Chairman and President. “Sales were strong in all regions where we operate stores; and Direct sales, particularly over the internet, continued their meteoric growth. Most gratifying, however, was delivering 16.5% operating margins. This is the highest quarterly rate in the last seven years.”

Net sales for the periods were as follows:

	Three months ended October 31,		Nine months ended October 31,
	2003	2002	2003	2002
	(in thousands)		(in thousands)
Urban Outfitters store sales	$71,290	$57,660	$184,149	$154,590
Anthropologie store sales	52,865	37,547	141,693	112,577
Direct-to-consumer sales	12,690	8,583	31,421	22,374
Free People sales	5,486	6,316	14,975	15,640

Total net sales	$142,331	$110,106	$372,238	$305,181

For the quarter and the nine months, the Company’s gross profit margins increased by 434 and 263 basis points, respectively, versus the comparable prior year periods. These gains were due primarily to higher initial merchandise margins, decreased markdowns and the leveraging of occupancy expenses.

As of October 31, 2003, total Company inventories grew by $15.7 million on a year-over-year basis. This increase was almost entirely due to the acquisition of inventory to stock new retail stores. On a comparable store basis, inventories decreased by a modest 0.9% versus the prior year. Management believes that existing inventory, along with shipments of merchandise scheduled to arrive in November and early December, will be adequate to satisfy Holiday demand even though comparable store sales in early November continue to significantly exceed plan.

For the quarter and the nine months, selling, general and administrative expenses, expressed as percentages of net sales, decreased by approximately 27 and 29 basis points, respectively, versus the same periods in the prior year. The leveraging of store-related expenses more than offset additional costs associated with the distribution of approximately 1.7 million and 2.6 million copies of the newly launched Urban Direct catalog during the three and nine months, respectively.

Thus far this fiscal year, the Company has opened thirteen new stores – eight Anthropologie stores and five Urban Outfitters stores. Management plans to open seven or eight additional new stores during the remainder of Fiscal 2004.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler that offers a variety of lifestyle merchandise to highly defined customer niches through 58 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters web site and catalog; 47 Anthropologie stores in the United States; an Anthropologie catalog and web site; and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through one Free People store.

A conference call will be held today to discuss third quarter results and will be web cast at 11:00 a.m. EST at:

http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=URBN&script=1010&item_id=803008

Notes of the Company’s conference call presentation will be available on:

www.urbanoutfittersinc.com.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.    Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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URBAN OUTFITTERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	October 31, 2003	January 31, 2003	October 31, 2002
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$37,396	$72,127	$51,555
Marketable securities	21,544	7,379	3,755
Accounts receivable, net of allowance for doubtful accounts of $705, $563 and $658, respectively	6,478	3,262	6,265
Inventories	72,213	48,825	56,518
Other current assets	14,771	12,991	8,940

Total current assets	152,402	144,584	127,033
Property and equipment, net	123,023	108,847	111,841
Marketable securities	48,714	15,640	24,230
Deferred income taxes and other assets	8,863	8,925	9,077

	$333,002	$277,996	$272,181

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,260	$19,186	$26,214
Other current liabilities	28,004	23,886	23,488

Total current liabilities	59,264	43,072	49,702
Deferred rent and other liabilities	11,190	10,539	9,418

Total liabilities	70,454	53,611	59,120

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 100,000,000 shares authorized; 39,500,072, 38,763,272 and 38,525,472 shares issued and outstanding, respectively	4	4	4
Additional paid-in capital	75,001	67,160	64,842
Retained earnings	186,476	156,529	148,152
Accumulated other comprehensive income	1,067	692	63

Total shareholders’ equity	262,548	224,385	213,061

	$333,002	$277,996	$272,181

URBAN OUTFITTERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except share and per share data)

(Unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2003	2002	2003	2002
Net sales	$142,331	$110,106	$372,238	$305,181
Cost of sales, including certain buying, distribution and occupancy costs	85,520	70,932	231,846	198,080

Gross profit	56,811	39,174	140,392	107,101
Selling, general and administrative expenses	33,333	26,082	90,753	75,293

Income from operations	23,478	13,092	49,639	31,808
Other income, net	198	397	692	185

Income before income taxes	23,676	13,489	50,331	31,993
Income tax expense	9,589	5,463	20,384	12,957

Net income	$14,087	$8,026	$29,947	$19,036

Net income per common share:
Basic	$0.36	$0.21	$0.77	$0.51

Diluted	$0.35	$0.20	$0.75	$0.50

Weighted average common shares and common share equivalents outstanding:
Basic	39,444,429	38,474,648	39,124,390	37,326,884

Diluted	40,753,913	39,360,882	40,128,649	38,446,094

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	60.1%	64.4%	62.3%	64.9%

Gross profit	39.9%	35.6%	37.7%	35.1%
Selling, general and administrative expenses	23.4%	23.7%	24.4%	24.7%

Income from operations	16.5%	11.9%	13.3%	10.4%
Other income, net	0.1%	0.4%	0.2%	0.1%

Income before income taxes	16.6%	12.3%	13.5%	10.5%
Income tax expense	6.7%	5.0%	5.5%	4.3%

Net income	9.9%	7.3%	8.0%	6.2%

URBAN OUTFITTERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(Unaudited)

	Nine months ended October 31,
	2003	2002
Cash flows from operating activities:
Net income	$29,947	$19,036
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,055	13,264
Tax benefit of stock option exercises	1,945	1,607
Changes in assets and liabilities:
Increase in accounts receivable	(3,213)	(2,121)
Increase in inventories	(23,355)	(15,275)
Increase in other assets	(1,709)	(1,909)
Increase in accounts payable, deferred rent and other liabilities	11,926	8,046

Net cash provided by operating activities	31,596	22,648

Cash flows from investing activities:
Capital expenditures	(24,245)	(16,918)
Purchases of marketable securities	(74,056)	(45,209)
Sales and maturities of marketable securities	25,945	17,100

Net cash used in investing activities	(72,356)	(45,027)

Cash flows from financing activities:
Exercise of stock options	5,896	3,819
Issuance of common shares, net of issuance costs	—	41,546

Net cash provided by financing activities	5,896	45,365

Effect of exchange rate changes on cash and cash equivalents	133	318

(Decrease) increase in cash and cash equivalents	(34,731)	23,304
Cash and cash equivalents at beginning of period	72,127	28,251

Cash and cash equivalents at end of period	$37,396	$51,555